EXHIBIT 5.1

GREENBERG TRAURIG, LLP
MetLife Building
200 Park Avenue, 15th Floor
New York, New York 10166

October 22, 2008

Juhl Wind, Inc.
996 190th Avenue
Woodstock, Minnesota 56186

Dear Sirs:

We are acting as counsel to Juhl Wind, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed on October 22, 2008 (as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering (a) 2,250,000 outstanding shares of the Company’s common stock (the “Shares”), (b) 5,160,000 shares of common stock issuable upon conversion of the Company’s series A convertible preferred stock (the “Preferred Stock”), (c) 371,893 shares of common stock issuable in connection with the payment of 8% cumulative dividends for three years on the Preferred Stock (if such dividends are not otherwise paid in cash) and (c) 7,740,000 shares of common stock issuable upon exercise of the Company’s warrants to purchase common stock (the “Warrants”), which are being registered in connection with the proposed sale of the shares of common stock by the selling stockholders listed therein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that (a) the Shares included in the Registration Statement have been duly authorized, and are legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware and (b) the shares of common stock issuable upon the conversion of the Preferred Stock, exercise of the Warrants and in payment of dividends on the Preferred Stock included in the Registration Statement, when so issued upon such conversion, exercise or dividend payment in accordance with the terms and conditions of the instruments governing their issuance, will be legally issued, fully paid, non-assessable and binding obligations of the Company under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP